Exhibit 10.31.10

April 24, 2024

CONFIDENTIAL

Marie-Claude Jacques

151B Pleasant St.

Melrose, MA 02176

Dear Marie-Claude,

On behalf of Catheter Precision, Inc. (the “Company” or CPI”), we are very pleased to offer you the position of Chief Commercial Officer. This position reports to the Chief Executive Officer. Your targeted start date will be May 1, 2024.

This is a full-time, exempt position and your salary is $20,000 per month (annualized at $240,000) , payable in accordance with the Company’s standard payroll schedule for exempt employees. You will be guaranteed $400,000 per year for the first two (2) years ($33,333.33 per month), as long as you are employed by CPI. You are eligible for a commission of 7.5% through 12/31/24 for the amount of sales in excess of your guarantee. If a bonus is offered to you, it is a CPI policy that you must be employed by CPI at the time of the bonus payout to receive it. You will be granted 250,000 non-plan stock option shares, subject to approval from the Board of Directors, vesting annually over five (5) years, exercisable over ten (10) years. You will also be granted 6 weeks of Paid Time Off, prorated for the first year.

During the term of your employment, you will be eligible to participate in the Company’s standard benefits to include group life, medical, dental and vision insurance. All benefits and employee copay amounts are described in CPI’s New Hire Packet and Employee Handbook and are subject to change from time to time.

As a condition of your employment with CPI, you will be required to sign a Proprietary Information and Inventions Agreement, which includes confidentiality and nondisclosure agreements and assignment to CPI of certain intellectual property rights. You will also be required to sign an acknowledgement that you have read, understand, and will comply with our Code of Business Conduct and Ethics and its related Policies and Procedures.

By signing below, you also agree that during your employment with the Company and for a period of one (1) year after any termination of your employment with the Company, you will not directly or indirectly (1) solicit, induce, recruit or encourage any employee, consultant or independent contractor employed or engaged by the Company to terminate his or her employment or engagement (2) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier; or (3) within any state in the United States in which you performed your work for the Company, directly or indirectly enter into or engage in a business similar to that of CPI or otherwise in competition with the business of CPI, whether as an owner partner, joint venturer, or employee, consultant, agent, officer, director, or in another capacity whatsoever. You further agree that the above restrictions are necessary for CPI to protect its confidential and proprietary information, goodwill, customer relationships, and employee relationships.

Although we hope that your employment with CPI is mutually satisfactory, please note that our employment at CPI is “at-will.” This means that you may resign from CPI at any time with or without cause, and CPI has the right to terminate your employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration. The “at-will” nature of your employment can only be changed by written agreement, signed by you and the Chief Executive Officer of CPI. Nothing herein alters CPI’s policy of at-will employment. Employment is at all times terminable on an at-will basis by either you or CPI.

You agree that this agreement is governed by the state of South Carolina law, without regard to conflict of law principles that would result in the application of the law of any other state.

Our offer is contingent on (a) satisfactory completion of a background investigation and, if permitted by law, credit check, (b) your delivery to CPI on or before your employment start date satisfactory evidence of you identity and employment eligibility, as required by Federal law, (c) your disclosure to CPI of all agreements entered into with prior employers that restrict your ability to engage in competition or to solicit former customers, co-workers or others; and (d) your confirmation, by your signature below, that your employment with CPI will not constitute a breach of, nor will your employment by CPI require that you violate, any confidentiality, non-compete, non-solicitation, employment agreement or any other obligation to a prior employer, and that you will not bring with you, use in your employment by CPI or disclose to any other CPI employee confidential or proprietary information or trade secrets of any prior employer. By signing below, you represent and warrant to CPI that you have no conflicting obligations to, or agreements with, any third party that could (1) have an adverse impact on your ability to properly discharge your responsibilities to CPI, or (2) give rise to a third party claim to any intellectual property developed by CPI or by you on behalf of CPI during your employment with CPI.

Marie-Claude, we are very excited about the prospect of you joining CPI as a key member of our team. Your active involvement will be critical in ensuring that we are successful in building the company to the level of achievement we know if possible.

We request that you indicate acceptance of this offer no later than two (2) weeks from the date you receive this signed letter, at which time this offer will expire if not accepted. To accept our offer, please sign and date this letter below, retain one copy for your records and return one to us.

Please feel free to call me with any questions you may have.

Sincerely,

/s/ David Jenkins

David Jenkins

Chief Executive Officer

Agreed and accepted by:

/s/ Marie-Claude Jacques

Marie-Claude Jacques

26-Apr-2024

Date